Exhibit 99.1
Gregory J. Larson Chief Financial Officer 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2015 AND THE AUTHORIZATION OF AN ADDITIONAL $500 MILLION SHARE REPURCHASE PROGRAM

BETHESDA, MD; October 29, 2015 – Host Hotels & Resorts, Inc. (NYSE: HST), the nation’s largest lodging real estate investment trust (“REIT”), today announced results of operations for the third quarter of 2015.

“We delivered solid results in the third quarter and remain committed to our long-term strategic goal of generating superior returns for our stockholders by driving excellent operating performance, refining our strategy to adapt to changes in the lodging industry, selectively divesting assets and making well-considered, value-enhancing investments for continued growth,” said W. Edward Walter, President and Chief Executive Officer. “Although we have already returned more than $1 billion of capital to stockholders in 2015 through stock repurchases and consistently strong dividends, the decision to increase our stock repurchase program by an additional $500 million this quarter underscores the Board’s confidence in our plan and future prospects. We believe that repurchasing stock is the most attractive investment opportunity available to our company today; although we remain disciplined and opportunistic, we intend to move aggressively to repurchase shares as market conditions permit.”

Operating Results

(in millions, except per share and hotel statistics)

	Quarter ended September 30,		Percent	Year-to-date ended September 30,		Percent
	2015	2014	Change	2015	2014	Change
Total revenues	$ 1,287	$ 1,294	(0.5)%	$ 4,053	$ 4,034	0.5%
Comparable hotel revenues (1)	1,226	1,201	2.1%	3,830	3,716	3.1%
Net income (2)	85	145	(41.4)%	405	489	(17.2)%
Adjusted EBITDA (1)	323	331	(2.4)%	1,066	1,050	1.5%
Change in comparable hotel RevPAR:
Domestic properties	2.8%			4.0%
International properties - Constant US$	2.2%			(0.1)%
Total - Constant US$	2.8%			3.9%

Diluted earnings per share	$ .11	$ .19	(42.1)%	$ .53	$ .63	(15.9)%
NAREIT FFO per diluted share (1)	.34	.42	(19.0)%	1.12	1.17	(4.3)%
Adjusted FFO per diluted share (1)	.34	.34	—	1.15	1.10	4.5%
___________

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, Adjusted EBITDA and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(2)	Net income for the third quarter and year-to-date 2014 includes a net gain of $69 million, or $.09 of diluted earnings per share for settlement of litigation.

Third quarter 2015 results reflect the following:

•

Comparable RevPAR on a constant dollar basis improved 2.8% for the quarter, driven by a 2.3% increase in average room rate and a 30 basis point increase in occupancy to 80.3%. Year-to-date, the Company’s comparable RevPAR on a constant dollar basis increased 3.9%, reflecting rate growth of 3.8%, while occupancy improved to 78.6%. The RevPAR growth was negatively impacted by approximately 20 basis points in both the quarter and year-to-date due to the previously disclosed adoption of the 11th Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”).  The Company anticipated the third quarter’s RevPAR growth would lag full year results due to difficult comparisons to prior year when Comparable RevPAR increased 7.9%, as well as the shifting of holidays in the third quarter 2015. Additionally, softer than expected leisure business and international travel in August offset above forecast performance in July and September.

•

Comparable RevPAR at the Company’s domestic properties improved 2.8% for the quarter and 4.0% year-to-date. The third quarter RevPAR improvements were led by strong performances in the Boston, Los Angeles, Seattle, and San Francisco markets. RevPAR decreased 3.4% at its Washington D.C. hotels due to a decline in convention activity and 9.7% at its Houston properties due to continued weakness in the energy market.

•

On a constant dollar basis, RevPAR at the Company’s comparable international properties increased 2.2% for the third quarter and decreased 0.1% year-to-date. The year-to-date decline was primarily due to difficult comparisons for the JW Marriott Hotel Rio de Janeiro due to the FIFA World Cup that generated exceptional results in the second and third quarter of 2014, as well as renovation disruption during 2015 at the Calgary Marriott Downtown Hotel. The decline offset a strong performance in the Company’s Asia-Pacific market where RevPAR increased 6.2% and 7.7% for the quarter and year-to-date, respectively. For the third quarter, on a constant dollar basis, and excluding the Rio de Janeiro and Calgary properties, RevPAR increased 10.2% for the remaining 10 international properties.

•

The Company experienced strong growth in comparable food and beverage revenue with an increase of 6.5% for the quarter and 4.8% year-to-date. While approximately 280 and 290 basis points of the increase can be attributed to the implementation of USALI for the quarter and year-to-date, respectively, the results were also driven by improved group banquet business, as several large group events exceeded expected results due to increased attendance or additional spend.

•

Comparable hotel EBITDA margins decreased 55 basis points for the quarter and increased 10 basis points for year-to-date. The Company’s comparable hotel EBITDA margins were affected by a combination of the adoption of USALI and the receipt of $9 million of business interruption proceeds related to Hurricane Sandy in the third quarter of 2014, which reduced margins by approximately 35 basis points and 25 basis points for the quarter and year-to-date, respectively.

•

Third quarter results were significantly impacted by recent acquisition and disposition activity, as well as disruption due to redevelopment projects at certain of the Company’s non-comparable hotels.  For the third quarter and year-to-date, the net effect of dispositions and acquisitions is estimated to have decreased revenues by $21 million and $63 million, net income by $3 million and $15 million and Adjusted EBITDA by $11 million and $27 million, respectively. Additionally, the third quarter 2014 results included a $69 million gain on litigation.

“We are excited to report that two key indicators of our financial performance, Adjusted FFO of $0.34 per share and Adjusted EBITDA of $323 million, beat consensus estimates in the third quarter,” added Gregory Larson, Executive Vice President and Chief Financial Officer.  “The positive performance related to the better than expected results at our European joint venture and non-comparable hotels.  In addition, our restricted stock expense accrual was reduced by the lower than anticipated stock price at the end of the quarter.”

Share Repurchase Program and Dividends

On October 28, 2015, the Board of Directors authorized a second program to repurchase up to an additional $500 million of common stock. Including the approximately $100 million remaining under the repurchase program announced in April 2015, the Company currently has $600 million of repurchase capacity. The common stock may be purchased in the open market or through private transactions from time to time depending upon market conditions. The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion.

Year-to-date, the Company has repurchased 21.7 million shares at an average price of $18.45 for a total purchase price of approximately $400 million. During the third quarter and through early October, the Company repurchased 15.2 million shares at an average price of $17.76 for a total purchase price of $269 million.

The Company’s dividend policy is that it generally intends to distribute, over time, 100% of its taxable income, which is dependent primarily on the Company’s results of operations, as well as the tax gains and losses from property sales. The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on October 15, 2015 to stockholders of record as of September 30, 2015. The Company is committed to sustaining a meaningful dividend, subject to approval by the Company’s Board of Directors.

Capital Allocation

As previously announced, the Company has begun to execute on its strategy to exit the Asia-Pacific market. Subsequent to quarter end, the Company completed the sales of the Novotel Auckland Ellerslie and ibis Auckland Ellerslie hotels, New Zealand for NZ$55 million ($38 million), including the repayment of NZ$22 million ($15 million) of associated mortgage debt. Additionally, the Company’s joint venture in Asia, in which it has a 25% ownership interest, completed the sale of Four Points by Sheraton, Perth, Australia for A$92 million ($67 million), including the repayment of A$43 million ($32 million) of associated debt. The Company expects to sell its six remaining properties in New Zealand and Australia over the next twelve months but can provide no assurance on the timing or completion of those sales.

On October 28, 2015, the Company’s joint venture in Europe successfully completed the sale of the Sheraton Roma Hotel & Conference Center, The Westin Palace Milan, The Westin Europa & Regina, the Sheraton Warsaw Hotel & Towers, the Pullman Bercy Paris, the Le Meridien Grand Hotel Nuremberg, the Renaissance Brussels Hotel and the Brussels Marriott Executive Apartments for approximately €420 million ($464 million), including the repayment of €185 million ($204 million) of mortgage debt associated with those properties. The sales of these assets, plus the three properties in the Asia-Pacific market, will generate net proceeds to the Company of approximately $117 million after debt repayment of $90 million.

The Company continues to focus on long-term results by investing in locations that it believes have strong demand generators that appeal to multiple customer segments, achieve premium rates and have relatively higher barriers to entry that limit new supply. At the same time, the Company intends to reallocate capital out of markets where it expects lower growth prospects or higher capital expenditure requirements. It may also dispose of assets in target markets when it has the opportunity to capitalize on value enhancement strategies and apply the proceeds to other business objectives. Including the transactions discussed above, the Company, or its joint ventures, has successfully completed the sale of 17 assets year-to-date. The Company’s share of the net proceeds from the sales were approximately $325 million after payment of $107 million in debt. The Company expects to use proceeds from the sales to fund its stock repurchase program, capital expenditure programs and other corporate objectives. Currently, the Company is marketing for sale approximately $1 billion of properties located in international, domestic suburban and secondary markets, as well as one property in New York.  However, no assurances can be provided as to the timing, completion or proceeds of any of these transactions.

Balance Sheet

The Company believes that a strong balance sheet is a key competitive advantage that affords it a lower cost of capital and the necessary flexibility to take advantage of opportunities throughout the lodging cycle, positioning the Company for opportunistic external growth. The Company remains committed to maintaining an investment grade rating. After adjusting for the transactions discussed below, including the redemption of the Series V senior notes and the exchange of the 2.5% Exchangeable Senior Debentures, and dispositions that occurred subsequent to quarter end, the Company will have approximately $214 million of cash, $621 million of available capacity under its revolving credit facility, and $3.9 billion of debt. In addition, after adjusting for the debt transactions that occurred after quarter end, the Company’s average debt maturity is 6.2 years with no significant maturities until 2019, with an average interest rate of 3.7%, including 67% with a fixed rate of interest.

On September 10, 2015 the Company entered into an additional $500 million term loan by exercising the accordion feature of its existing credit facility and drawing $300 million. The term loan has a five-year maturity and a 1.3% all-in interest rate as of September 30, 2015. The Company can elect to draw the remaining $200 million of capacity under the term loan at any time through March 8, 2016.

On October 14, 2015, the Company issued $400 million of Series F senior notes due 2026 at an interest rate of 4.5%. The proceeds, together with cash on hand and a draw under the Company’s credit facility, will be used to redeem in November the $500 million 6% Series V senior notes due 2020, at an aggregate redemption price of $515 million, which includes a prepayment premium. The Company estimates that this transaction will reduce cash interest expense by approximately $10 million on an annual basis.

On October 19, 2015, the Company called the remaining $391 million of the 2.5% Exchangeable Senior Debentures due 2029 for redemption at par. As the current stock price exceeds the exchange price of $12.45, the Company expects that the holders of the debentures will elect to redeem the debentures for shares of common stock, or approximately 32.1 million shares (including shares issued for debentures already exchanged), rather than receive the cash redemption price. These shares have been included in the quarter and year-to-date calculations of Adjusted FFO per diluted share on a weighted average basis; however, they have been excluded from the calculation of earnings per diluted share, as they have been anti-dilutive for all periods presented. The deadline for holders to make this election is October 30, 2015.

Rebranding and Franchise Opportunities

The Company continues to pursue its strategic initiative to appropriately match each hotel within its specific market with the best operator and brand to optimize operating performance. In September, the Company reached an agreement to franchise the Westin Indianapolis and has selected HEI Hotels & Resorts as the operator. Additionally, in October, the Company reached an agreement to franchise the Chicago Marriott Suites O’Hare and has selected Davidson Hotels & Resorts as the operator. The Company has negotiated new franchise or management agreements at a total of six properties during the year, for a total of 14 third party managed hotels in its consolidated and joint venture portfolio.

Redevelopment, Return On Investment (“ROI”) and Acquisition Capital Projects

The Company invested approximately $74 million and $175 million in the third quarter and year-to-date 2015, respectively, on redevelopment, ROI and acquisition capital expenditures. Projects completed during the third quarter include the addition of approximately 6,000 square feet of meeting space at the New Orleans Marriott and 1,800 square feet of meeting space at the Washington Marriott at Metro Center. During the fourth quarter the Company expects to invest approximately $108 million in redevelopment projects, ROI, and acquisition capital expenditures compared to $43 million in the fourth quarter of 2014.

The Company continues to progress on its previously announced strategic asset repositioning and rebranding initiatives for three properties.  The Logan, Philadelphia, part of the Curio – A Collection by Hilton, and The Camby Hotel, Phoenix, part of Marriott’s Autograph Collection, both of which were closed this summer to expedite the transition, are expected to be substantially completed by year end and begin operations. The Company also expects to complete the renovation of the Axiom Hotel, San Francisco, which has been closed in 2015 to date and is expected to re-open in early 2016. As these properties re-establish their respective market presence and ramp up operations in 2016, the Company believes that hotel-level EBITDA will exceed 2015 results for these three properties by approximately $26 million, based on preliminary internal forecasts.

Renewal and Replacement Expenditures

The Company invested approximately $77 million and $297 million in the third quarter and year-to-date 2015, respectively, in renewal and replacement capital expenditures. Significant projects completed during the third quarter include the renovation of 1,328 rooms at the New Orleans Marriott, renovation of the 20,000 square foot pavilion at the Sheraton San Diego Hotel & Marina and renovation of 3,100 square feet of public space at the New York Marriott Marquis. During the fourth quarter the Company expects to invest approximately $55 million in renewal and replacement capital expenditures compared to $106 million in the fourth quarter of 2014, or a decrease of 48%.

European Joint Venture

The European joint venture’s comparable hotel RevPAR on a constant euro basis increased approximately 9.1% and 6.3% for the third quarter and year-to-date 2015, respectively. The increase in comparable hotel RevPAR resulted in a total revenue increase of 6.9% and 4.3% for the third quarter and year-to-date 2015, respectively, at the European joint venture’s comparable properties on a constant euro basis.

2015 Outlook

The Company expects that RevPAR growth in the fourth quarter will be driven by several of the Company’s west coast properties, as well as strong performances in Atlanta, Boston, Chicago and Florida markets.

The Company anticipates that its 2015 operating results will be in the following range:

	Full Year 2015
	Low-end of range	High-end of range
Total comparable hotel RevPAR - Constant US$	4.0%	4.5%
Comparable hotel RevPAR for domestic properties	4.0%	4.5%
Comparable hotel RevPAR for international properties - Constant US$	1.0%	2.0%

Total revenues under GAAP	0.5%	1.0%
Total comparable hotel revenues	3.1%	3.6%
Operating profit margin under GAAP	(150 bps)	(130 bps)
Comparable hotel EBITDA margins	20 bps	30 bps

Based upon the above parameters, the Company estimates its 2015 guidance as follows (in millions, except per share amounts):

	Full Year 2015
	Low-end of range	High-end of range
Earnings per diluted share	$.68	$.70
Net income	524	539
NAREIT FFO per diluted share	1.44	1.46
Adjusted FFO per diluted share	1.50	1.52
Adjusted EBITDA	1,385	1,400

See the 2015 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results. The 2016 hotel-level EBITDA forecast for The Logan, The Camby and the Axiom hotels, which are expected to complete their respective repositioning and rebranding projects and open prior to, or shortly after, December 31, 2015, are based on internal estimates of operating performance metrics including expected occupancy, average room rate, mix of group and transient customers, as well as market specific estimates of demand drivers.  Additionally, based on like hotels in its portfolio the Company has estimated costs such as utilities, marketing, general overhead costs, and management fees. Each of these hotels has been completely repositioned and will be operated by a new management company. For this reason, historical operating data is not predictive of future results and there can be no assurances that the Company will achieve these 2016 forecasts due to potential delays in the renovations, less than expected demand or a slower than expected ramp-up in operations.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 94 properties in the United States and 14 properties internationally totaling approximately 58,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms and one in Asia that has interests in three hotels in India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 29, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust (“REIT”) that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2015, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Property and equipment, net	$10,683	$10,575
Assets held for sale	24	—
Due from managers	130	70
Advances to and investments in affiliates	400	433
Deferred financing costs, net	32	35
Furniture, fixtures and equipment replacement fund	165	129
Other	267	281
Restricted cash	14	—
Cash and cash equivalents (2)	265	684
Total assets	$11,980	$12,207

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes, including $391 million and $386 million, respectively, net of discount, of Exchangeable Senior Debentures	$2,890	$2,884
Credit facility, including the term loan of $800 million and $500 million, respectively	1,009	704
Mortgage debt	379	404
Total debt (2)	4,278	3,992
Accounts payable and accrued expenses	248	298
Other	318	324
Total liabilities	4,844	4,614

Non-controlling interests - Host Hotels & Resorts, L.P.	148	225

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 738.5 million shares and 755.8 million shares issued and outstanding, respectively	7	8
Additional paid-in capital	8,224	8,476
Accumulated other comprehensive loss	(119)	(50)
Deficit	(1,152)	(1,098)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,960	7,336
Non-controlling interests—other consolidated partnerships	28	32
Total equity	6,988	7,368
Total liabilities, non-controlling interests and equity	$11,980	$12,207
___________
(1)

Our condensed consolidated balance sheet as of September 30, 2015 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	The below table reflects adjustments to cash and debt balances to reflect the announced transactions occurring subsequent to quarter end:

	Cash	Debt
Balance at September 30, 2015	$265	$4,278
Repurchased shares of common stock	(70)	—
Draws on the credit facility	170	170
Issuance of the 4.5% Series F senior notes	395	400
Net proceeds from dispositions	117	(15)
October 15, 2015 dividend payment	(148)	—
Redemption of the 6% Series V senior notes	(515)	(500)
Redemption of the 2.5% Exchangeable Senior Debentures	—	(391)
Balance as adjusted	$214	$3,942

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statement of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Revenues
Rooms	$870	$884	$2,625	$2,613
Food and beverage	337	330	1,160	1,150
Other	80	80	268	271
Total revenues	1,287	1,294	4,053	4,034
Expenses
Rooms	228	236	681	696
Food and beverage	258	260	830	829
Other departmental and support expenses	322	314	973	949
Management fees	51	55	171	171
Other property-level expenses	99	94	296	289
Depreciation and amortization	180	178	535	524
Corporate and other expenses (2)	21	(38)	68	25
Gain on insurance settlements	(4)	(7)	(4)	(10)
Total operating costs and expenses	1,155	1,092	3,550	3,473
Operating profit	132	202	503	561
Interest income	—	1	2	3
Interest expense (3)	(49)	(51)	(173)	(164)
Gain on sale of assets	5	1	62	112
Loss on foreign currency transactions and derivatives	(1)	(1)	(3)	(2)
Equity in earnings (losses) of affiliates	7	(1)	27	(4)
Income before income taxes	94	151	418	506
Provision for income taxes	(9)	(6)	(13)	(17)
Net income	85	145	405	489
Less: Net income attributable to non-controlling interests	—	(1)	(10)	(11)
Net income attributable to Host Inc.	$85	$144	$395	$478
Basic and diluted earnings per common share	$.11	$.19	$.53	$.63

___________

(1)

Our condensed consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended September 30,		Year‑to‑date ended September 30,
	2015	2014	2015	2014
General and administrative costs	$20	$18	$63	$63
Non-cash stock-based compensation expense	1	5	9	15
Litigation (recoveries)/accruals and acquisition costs, net	—	(61)	(4)	(53)
Total	$21	$(38)	$68	$25

(3)	Interest expense includes the following items:
	Quarter ended September 30,		Year‑to‑date ended September 30,
	2015	2014	2015	2014
Non-cash interest for exchangeable debentures	$5	$4	$13	$12
Debt extinguishment costs	—	—	21	4
Total	$5	$4	$34	$16

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year‑to‑date ended September 30,
	2015	2014	2015	2014
Net income	$85	$145	$405	$489
Less: Net income attributable to non-controlling interests	—	(1)	(10)	(11)
Net income attributable to Host Inc.	85	144	395	478
Diluted income attributable to Host Inc.	$85	$144	$395	$478

Basic weighted average shares outstanding	746.4	755.6	752.1	755.3
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.4	.8	.4	.7
Diluted weighted average shares outstanding (1)	746.8	756.4	752.5	756.0
Basic and diluted earnings per common share	$.11	$.19	$.53	$.63
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$

	As of September 30, 2015		Quarter ended September 30, 2015			Quarter ended September 30, 2014
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$234.93	89.6%	$210.50	$223.10	89.6%	$199.83	5.3%
New York	8	6,960	287.21	91.3	262.16	285.86	90.5	258.85	1.3
Washington, D.C.	12	6,020	183.30	80.4	147.43	190.32	80.2	152.60	(3.4)
Atlanta	6	2,280	181.82	76.3	138.68	172.75	76.9	132.86	4.4
Florida	8	4,965	182.35	67.9	123.86	173.09	69.8	120.74	2.6
Chicago	6	2,392	211.59	86.9	183.81	204.07	86.1	175.66	4.6
Denver	3	1,363	160.09	80.3	128.59	156.15	77.8	121.45	5.9
Houston	3	1,142	188.51	66.6	125.50	205.54	67.6	138.95	(9.7)
Phoenix	3	1,241	137.98	63.6	87.75	141.36	62.8	88.77	(1.2)
Seattle	3	1,774	243.96	89.4	217.99	218.62	90.8	198.54	9.8
San Francisco	5	3,701	244.01	89.2	217.62	233.25	87.8	204.82	6.2
Los Angeles	8	3,228	207.67	85.0	176.47	193.00	83.8	161.79	9.1
San Diego	4	3,331	198.41	86.0	170.56	188.64	85.6	161.50	5.6
Hawaii	3	1,682	310.13	87.7	271.94	315.64	84.8	267.82	1.5
Other	11	7,270	150.31	67.1	100.79	152.18	66.0	100.42	0.4
Domestic	87	50,534	213.65	80.6	172.18	208.90	80.2	167.47	2.8

Asia-Pacific	8	1,544	$125.22	82.4%	$103.22	$121.15	80.2%	$97.15	6.2%
Canada	2	849	184.18	69.1	127.20	179.66	74.6	134.06	(5.1)
Latin America	2	557	264.79	69.5	184.11	248.75	71.0	176.54	4.3
International	12	2,950	164.38	76.2	125.24	159.45	76.9	122.57	2.2
All Markets - Constant US$	99	53,484	211.06	80.3	169.57	206.26	80.0	164.97	2.8

All Owned Hotels in Constant US$ (3)

	As of September 30, 2015		Quarter ended September 30, 2015			Quarter ended September 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	99	53,484	$211.06	80.3%	$169.57	$206.26	80.0%	$164.97	2.8%
Non-comparable Hotels:
Renovations/ Pro Forma Acquisitions	9	4,126	197.76	57.5	113.73	182.22	72.3	131.68	(13.6)
Subtotal	108	57,610	210.39	78.8	165.76	204.70	79.4	162.60	1.9
Development	2	405	65.23	60.9	39.74	—	—	—	N/M
All Hotels	110	58,015	209.60	78.7	164.87	204.70	79.4	162.60	1.4

Comparable Hotels in Nominal US$

	As of September 30, 2015		Quarter ended September 30, 2015			Quarter ended September 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	8	1,544	$125.22	82.4%	$103.22	$155.72	80.2%	$124.87	(17.3)%
Canada	2	849	184.18	69.1	127.20	215.93	74.6	161.13	(21.1)
Latin America	2	557	264.79	69.5	184.11	347.17	71.0	246.38	(25.3)
International	12	2,950	164.38	76.2	125.24	205.56	76.9	158.02	(20.7)
Domestic	87	50,534	213.65	80.6	172.18	208.90	80.2	167.47	2.8
All Markets	99	53,484	211.06	80.3	169.57	208.72	80.0	166.94	1.6

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Type in Nominal US$

	As of September 30, 2015		Quarter ended September 30, 2015			Quarter ended September 30, 2014
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	53	32,643	$223.49	83.7%	$187.17	$224.12	83.3%	$186.63	0.3%
Suburban	25	8,897	178.57	77.8	138.99	170.22	76.6	130.46	6.5
Resort	13	8,024	216.50	66.8	144.56	212.54	68.1	144.81	(0.2)
Airport	8	3,920	168.03	85.5	143.61	155.41	84.4	131.22	9.4
All Types	99	53,484	211.06	80.3	169.57	208.72	80.0	166.94	1.6

Comparable Hotels by Market in Constant US$

	As of September 30, 2015		Year-to-date ended September 30, 2015			Year-to-date ended September 30, 2014
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$228.73	80.9%	$184.95	$216.73	79.1%	$171.36	7.9%
New York	8	6,960	280.20	85.6	239.88	278.77	87.3	243.27	(1.4)
Washington, D.C.	12	6,020	206.10	77.2	159.12	202.42	78.6	159.15	-
Atlanta	6	2,280	181.13	76.6	138.69	171.17	75.2	128.78	7.7
Florida	8	4,965	236.44	76.5	180.84	222.82	76.7	170.93	5.8
Chicago	6	2,392	202.54	75.9	153.70	191.79	76.2	146.22	5.1
Denver	3	1,363	158.70	71.1	112.78	152.44	69.9	106.52	5.9
Houston	3	1,142	206.64	69.7	143.95	225.33	70.4	158.62	(9.2)
Phoenix	3	1,241	212.13	72.6	154.07	196.59	73.7	144.80	6.4
Seattle	3	1,774	210.45	81.5	171.50	191.92	81.4	156.27	9.7
San Francisco	5	3,701	238.75	86.0	205.29	223.03	83.5	186.25	10.2
Los Angeles	8	3,228	194.87	82.4	160.63	179.23	82.9	148.65	8.1
San Diego	4	3,331	198.86	85.3	169.68	187.18	82.6	154.57	9.8
Hawaii	3	1,682	322.47	89.2	287.49	320.90	84.3	270.60	6.2
Other	11	7,270	169.19	69.1	116.85	165.60	69.4	114.98	1.6
Domestic	87	50,534	220.48	78.9	173.90	212.36	78.7	167.13	4.0

Asia-Pacific	8	1,544	$136.13	82.7%	$112.65	$128.94	81.1%	$104.61	7.7%
Canada	2	849	181.97	59.9	108.98	179.03	70.4	126.06	(13.5)
Latin America	2	557	283.73	69.7	197.85	273.18	71.5	195.43	1.2
International	12	2,950	172.93	73.8	127.59	167.52	76.3	127.78	(0.1)
All Markets - Constant US$	99	53,484	218.00	78.6	171.33	209.95	78.6	164.95	3.9

All Owned Hotels in Constant US$ (3)

	As of September 30, 2015		Year-to-date ended September 30, 2015			Year-to-date ended September 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	99	53,484	$218.00	78.6%	$171.33	$209.95	78.6%	$164.95	3.9%
Non-comparable Hotels:
Renovations/ Pro Forma Acquisitions	9	4,126	208.29	63.0	131.13	204.13	76.4	155.85	(15.9)
Subtotal	108	57,610	217.50	77.6	168.74	209.54	78.4	164.30	2.7
Development	2	405	71.07	50.6	35.94	—	—	—	N/M
All Hotels	110	58,015	216.82	77.4	167.80	209.54	78.4	164.30	2.1

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels in Nominal US$

	As of September 30, 2015		Year-to-date ended September 30, 2015			Year-to-date ended September 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	8	1,544	$136.13	82.7%	$112.65	$153.99	81.1%	$124.93	(9.8)%
Canada	2	849	181.97	59.9	108.98	206.55	70.4	145.43	(25.1)
Latin America	2	557	283.73	69.7	197.85	352.69	71.5	252.32	(21.6)
International	12	2,950	172.93	73.8	127.59	202.81	76.3	154.69	(17.5)
Domestic	87	50,534	220.48	78.9	173.90	212.36	78.7	167.13	4.0
All Markets	99	53,484	218.00	78.6	171.33	211.85	78.6	166.44	2.9

Comparable Hotels by Type in Nominal US$

	As of September 30, 2015		Year-to-date ended September 30, 2015			Year-to-date ended September 30, 2014
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	53	32,643	$225.06	80.0%	$180.03	$222.08	80.2%	$178.12	1.1%
Suburban	25	8,897	180.54	74.6	134.70	168.88	73.9	124.79	7.9
Resort	13	8,024	258.22	75.2	194.29	248.42	74.4	184.85	5.1
Airport	8	3,920	163.01	82.8	134.95	150.03	84.1	126.10	7.0
All Types	99	53,484	218.00	78.6	171.33	211.85	78.6	166.44	2.9
___________

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets and property types.
(3)

Operating statistics are presented for all consolidated properties owned as of September 30, 2015 and do not include the results of operations for properties sold in 2015 or 2014. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. As a result, the RevPAR change of 1.4% for the quarter and 2.1% for year to date for the 110 hotels owned as of September 30, 2015 is non-comparable because the available room nights are not consistent and certain of these properties had little or no revenues during those periods. See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use. The following hotels are considered non-comparable for the periods presented:

•

Non-comparable hotels - Renovations/pro forma acquisitions - This represents six hotels under significant renovations: The Camby (previously The Ritz-Carlton, Phoenix), The Logan (previously the Four Seasons Philadelphia), the Houston Airport Marriott at George Bush Intercontinental, the Marriott Marquis San Diego Marina, the San Cristobal Tower, Santiago and the Sheraton Santiago Hotel & Convention Center. It also includes: The Phoenician which was acquired in June 2015, the YVE Hotel Miami which was acquired in August 2014 and The Axiom Hotel which was acquired in January 2014. We were able to obtain historical operating data for periods prior to our ownership for the three hotels acquired in 2015 and 2014, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2014. As a result, the RevPAR decrease of 13.6% and 15.9% for the quarter and year-to-date, respectively, for these nine hotels is considered non-comparable.

•

Non-comparable hotels - Development - This represents hotels that were under development and includes the Novotel and ibis Rio de Janeiro Parque Olimpico hotels, which we developed and were opened late in the fourth quarter of 2014.  As a result, the RevPAR change for the quarter for these hotels is considered non-meaningful (N/M).

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

	As of September 30, 2015		Quarter ended September 30, 2015			Quarter ended September 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	17	5,808	€193.60	85.3%	€165.12	€185.64	81.5%	€151.29	9.1%
Total comparable - in Nominal Euros (1)	17	5,808	193.60	85.3	165.12	184.36	81.5	150.25	9.9
All Hotels (Pro Forma) - in Constant Euros (2)	18	6,202	189.14	85.0	160.82	181.44	81.3	147.59	9.0

	As of September 30, 2015		Year-to-date ended September 30, 2015			Year-to-date ended September 30, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	17	5,808	€192.39	79.0%	€152.06	€184.60	77.5%	€143.04	6.3%
Total comparable - in Nominal Euros (1)	17	5,808	192.39	79.0	152.06	183.24	77.5	141.99	7.1
All Hotels (Pro Forma) - in Constant Euros (2)	18	6,202	188.19	78.8	148.25	180.38	77.2	139.33	6.4
___________
(1)

Total comparable statistics include the operating performance for the 17 properties in the joint venture with comparable results (determined on the same basis as our consolidated comparable hotel portfolio). The total comparable statistics exclude one hotel acquired in 2014 as the joint venture did not own the hotel for the entirety of the periods presented. See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

(2)

Operating statistics presented are for all properties owned by the joint venture as of September 30, 2015. The results exclude the operations for one property sold in each of 2015 and 2014. The results of the Sheraton Berlin Grand Hotel Esplanade are presented on a pro forma basis, assuming the hotel was owned as of January 1, 2014. See Notes to Financial Information for further information on these pro forma statistics and limitations on their use.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Number of hotels	99	99	99	99
Number of rooms	53,484	53,484	53,484	53,484
Change in comparable hotel RevPAR -
Constant US$	2.8%	—	3.9%	—
Nominal US$	1.6%	—	2.9%	—
Operating profit margin (2)	10.3%	15.6%	12.4%	13.9%
Comparable hotel EBITDA margin (2)	25.65%	26.2%	27.3%	27.2%
Comparable hotel revenues
Room	$835	$821	$2,501	$2,429
Food and beverage (3)	324	304	1,115	1,064
Other	67	76	214	223
Comparable hotel revenues (4)	1,226	1,201	3,830	3,716
Comparable hotel expenses
Room	219	220	646	647
Food and beverage (5)	247	240	789	765
Other	32	36	98	112
Management fees, ground rent and other costs	413	390	1,252	1,183
Comparable hotel expenses (6)	911	886	2,785	2,707
Comparable hotel EBITDA	315	315	1,045	1,009
Non-comparable hotel results, net (7)	18	27	61	101
Depreciation and amortization	(180)	(178)	(535)	(524)
Interest expense	(49)	(51)	(173)	(164)
Provision for income taxes	(9)	(6)	(13)	(17)
Gain on sale of property and corporate level income/expense	(10)	38	20	84
Net income	$85	$145	$405	$489
___________
(1)

As previously disclosed, the adoption of the 11th edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) on January 1, 2015 will impact our comparative operating results. The impact of USALI in both the third quarter and year-to-date 2015 reduced comparable RevPAR growth by approximately 20 basis points. In addition, the impact of USALI in the third quarter and year-to-date 2015 reduced comparable hotel EBITDA margins by approximately 15 basis points each, while increasing comparable food and beverage revenue growth by approximately 280 and 290 basis points, respectively. For the full year, the implementation is expected to lower comparable RevPAR growth and comparable hotel EBITDA margin growth by approximately 20 basis points each, while comparable food and beverage revenue growth is expected to increase by an additional 300 basis points (primarily reflecting new reporting for service charges). These changes will not affect forecast net income, comparable hotel EBITDA, or Adjusted EBITDA. See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the consolidated statements of operations. Comparable hotel EBITDA margins are calculated using amounts presented in the above table.

(3)

The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Food and beverage sales per the consolidated statements of operations	$337	$330	$1,160	$1,150
Non-comparable hotel food and beverage sales	(21)	(33)	(74)	(114)
Food and beverage sales for the property for which we record rental income	8	7	29	28
Comparable food and beverage sales	$324	$304	$1,115	$1,064

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

(4)

The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Revenues per the consolidated statements of operations	$1,287	$1,294	$4,053	$4,034
Non-comparable hotel revenues	(75)	(106)	(268)	(361)
Hotel revenues for the property for which we record rental income, net	14	13	45	43
Comparable hotel revenues	$1,226	$1,201	$3,830	$3,716
(5)

The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Food and beverage expenses per the consolidated statements of operations	$258	$260	$830	$829
Non-comparable hotel food and beverage expenses	(16)	(25)	(59)	(81)
Food and beverage expenses for the property for which we record rental income	5	5	18	17
Comparable food and beverage expenses	$247	$240	$789	$765
(6)

The reconciliation of operating costs and expenses per the consolidated statements of operations to the comparable hotel expenses is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Operating costs and expenses per the consolidated statements of operations	$1,155	$1,092	$3,550	$3,473
Non-comparable hotel expenses	(57)	(79)	(207)	(260)
Hotel expenses for the property for which we record rental income	14	13	45	43
Depreciation and amortization	(180)	(178)	(535)	(524)
Corporate and other expenses	(21)	38	(68)	(25)
Comparable hotel expenses	$911	$886	$2,785	$2,707
(7)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our consolidated statements of operations as continuing operations, (ii) gains on property insurance settlements, and (iii) the results of our office buildings.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			September 30, 2015	December 31, 2014
Equity
Common shares outstanding			738.5	755.8
Common shares outstanding assuming conversion of OP Units (1)			747.9	765.2
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$ 15.81	$ 23.77
2 1⁄2% Exchangeable Senior Debentures (3)			1,251.8	1,877.8

			Quarter ended	Year-to-date ended
			September 30,	September 30,
Dividends declared per common share
2015			$ .20	$ .60
2014			.20	.49

Debt
Senior debt	Rate	Maturity date	September 30, 2015	December 31, 2014
Series V (4)	6%	11/2020	$ 500	$ 500
Series X	5 7⁄8%	6/2019	—	498
Series Z	6%	10/2021	300	300
Series B	5 1⁄4%	3/2022	350	350
Series C	4 3⁄4%	3/2023	450	450
Series D	3 3⁄4%	10/2023	400	400
Series E	4%	6/2025	499	—
Exchangeable senior debentures (5)	2 1⁄2%	10/2029	391	386
2014 Credit facility term loan	1.3%	6/2017	500	500
2015 Credit facility term loan	1.3%	9/2020	300	—
Credit facility revolver (6)	1.3%	6/2018	209	204
			3,899	3,588
Mortgage debt and other
Mortgage debt (non-recourse)	3.3-6.4%	2/2016-1/2024	379	404
Total debt (7)(8)			$ 4,278	$ 3,992
Percentage of fixed rate debt			73%	79%
Weighted average interest rate			4.3%	4.8%
Weighted average debt maturity			5.2 years	5.2 years
Forecast cash interest, net (9)			$ 185
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At September 30, 2015 and December 31, 2014, there were 9.2 million and 9.3 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	Amount reflects market trading price of a single $1,000 debenture as quoted by Bloomberg L.P.
(4)	During the third quarter, we called the $500 million 6% Series V senior notes due 2020 for redemption in November 2015.
(5)

At September 30, 2015, the principal balance outstanding of the 2½% Exchangeable Senior Debentures due 2029 is $391 million. On October 19, 2015, we called the remaining $391 million of the 2.5% Exchangeable Senior Debentures due 2029 for redemption at par. As the current stock price exceeds the exchange price of $12.45, we expect that the holders of the debentures will elect to redeem the debentures for shares of common stock.

(6)	The interest rate shown is the weighted average rate of the outstanding credit facility at September 30, 2015.
(7)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of September 30, 2015, our non-controlling partners’ share of consolidated debt is $90 million and our share of debt in unconsolidated investments is $450 million.

(8)	Total debt as of September 30, 2015 and December 31, 2014 includes net discounts of $2 million and $16 million, respectively.

(9)

Reflects forecast cash interest expense, net of debt extinguishment costs, as of the balance sheet date. The following chart reconciles forecast cash interest expense to Forecast Full Year 2015 GAAP interest expense. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2015 Forecasts for full year forecast assumptions:

Forecast GAAP interest expense full year 2015	$236
Non-cash interest for exchangeable debentures	(13)
Amortization of deferred financing costs	(8)
Non-cash debt extinguishment costs	(11)
Cash debt extinguishment costs	(30)
Change in accrued interest	11
Forecast cash interest full year 2015, net	$185

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Net income (2)	$85	$145	$405	$489
Interest expense	49	51	173	164
Depreciation and amortization	180	172	535	518
Income taxes	9	6	13	17
EBITDA (2)	323	374	1,126	1,188
Gain on dispositions (3)	(5)	—	(61)	(111)
Gain on property insurance settlement	(4)	(1)	(4)	(1)
Acquisition costs	—	—	1	2
Litigation gain (4)	—	(59)	—	(59)
Non-cash impairment loss	—	6	—	6
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(7)	1	(27)	4
Pro rata Adjusted EBITDA of equity investments	20	14	50	40
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non- controlling partners in other consolidated partnerships	(4)	(4)	(19)	(19)
Adjusted EBITDA (2)	$323	$331	$1,066	$1,050
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $1 million and $2 million for the quarter and year-to-date ended September 30, 2015, respectively, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of five hotels in 2015, the sale of one hotel in 2014 and the sale of an 89% controlling interest in one hotel in 2014.
(4)

As of September 30, 2014, we had accrued litigation losses totaling $69 million for litigation related to the ground lease for the San Antonio Marriott Rivercenter in 2005. On October 3, 2014 the final motion for rehearing by Keystone-Texas Property Holding Corporation to the Texas Supreme Court was denied. As a result, in the third quarter of 2014, we reversed the $69 million loss contingency, which was included as a reduction to corporate expense in net income. Consistent with our definition of Adjusted EBITDA and Adjusted FFO, we had excluded $59 million of the gain, as the related accrual for these amounts were similarly excluded in prior years. We included $10 million of the gain in Adjusted EBITDA and Adjusted FFO, which represents periodic interest accrued on the judgments since 2010, as this amount was included as a reduction in Adjusted EBITDA and Adjusted FFO in prior years.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2015	2014	2015	2014
Net income (2)	$85	$145	$405	$489
Less: Net income attributable to non-controlling interests	—	(1)	(10)	(11)
Net income attributable to Host Inc.	85	144	395	478
Adjustments:
Gain on dispositions, net of taxes (3)	(5)	(2)	(61)	(110)
Gain on property insurance settlement	(4)	(1)	(4)	(1)
Depreciation and amortization	179	172	532	516
Non-cash impairment loss	—	6	—	6
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(7)	1	(27)	4
Pro rata FFO of equity investments	15	6	34	19
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)	(6)	(7)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(3)	(6)	(5)
NAREIT FFO (2)	259	321	857	900
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	—	25	4
Acquisition costs	—	—	1	2
Litigation gain (4)	—	(59)	—	(59)
Income attributable to non-controlling interests	—	1	—	1
Adjusted FFO (2)	$259	$263	$883	$848

For calculation on a per share basis:

Adjustments for dilutive securities (5):
Assuming conversion of Exchangeable Senior Debentures	$7	$7	$21	$20
Diluted NAREIT FFO	$266	$328	$878	$920
Diluted Adjusted FFO	$266	$270	$904	$868

Diluted weighted average shares outstanding - EPS	746.8	756.4	752.5	756.0
Assuming conversion of Exchangeable Senior Debentures	31.3	30.3	31.2	30.2
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	778.1	786.7	783.7	786.2
NAREIT FFO per diluted share	$.34	$.42	$1.12	$1.17
Adjusted FFO per diluted share	$.34	$.34	$1.15	$1.10
___________
(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.
(5)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Shares for 2015 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2015
	Low-end of range	High-end of range
Net income	$524	$539
Interest expense	236	236
Depreciation and amortization	713	713
Income taxes	17	17
EBITDA	1,490	1,505
Gain on dispositions	(76)	(76)
Acquisition costs	1	1
Equity investment adjustments:
Equity in earnings of affiliates	(66)	(66)
Pro rata Adjusted EBITDA of equity investments	61	61
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(25)	(25)
Adjusted EBITDA	$1,385	$1,400

	Full Year 2015
	Low-end of range	High-end of range
Net income	$524	$539
Less: Net income attributable to non-controlling interests	(12)	(12)
Net income attributable to Host Inc.	512	527
Gain on dispositions, net of tax	(76)	(76)
Depreciation and amortization	710	710
Equity investment adjustments:
Equity in earnings of affiliates	(66)	(66)
Pro rata FFO of equity investments	39	39
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(9)	(9)
FFO adjustment for non-controlling interests of Host LP	(6)	(6)
NAREIT FFO	1,104	1,119
Loss on debt extinguishments	46	46
Acquisition costs	1	1
Income attributable to non-controlling interests	(1)	(1)
Adjusted FFO	1,150	1,165
Adjustment for dilutive securities:
Assuming conversion of Exchangeable Senior Debentures	22	22
Diluted NAREIT FFO	1,126	1,141
Diluted Adjusted FFO	$1,172	$1,187

Weighted average diluted shares - EPS (2)	755.1	755.1
Weighted average diluted shares - NAREIT and Adjusted FFO (2)	780.9	780.9
Earnings per diluted share	$0.68	$0.70
NAREIT FFO per diluted share	$1.44	$1.46
Adjusted FFO per diluted share	$1.50	$1.52

___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 4.0% to 4.5% for the low and high end of the forecast range. Comparable hotel RevPAR for our domestic portfolio will increase 4.0% to 4.5% for the low and high end of the forecast range, respectively, while comparable hotel RevPAR for our international properties in constant US$, which excludes the effect of changes in foreign currency, will increase 1.0% to 2.0% for the low and high end of the forecast range. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•

Comparable hotel EBITDA margins will increase 20 basis points to 30 basis points for the low and high ends of the forecasted range, respectively, which includes the effect of the adoption of the 11th Edition of USALI in 2015 that will reduce margin growth by approximately 20 basis points.

•

Interest expense includes approximately $21 million related to non-cash interest expense for exchangeable senior debentures, amortization of original issue discounts and deferred financing fees and $40 million of debt extinguishment costs related to the refinancing of senior notes.

•

We expect to spend approximately $275 million to $290 million on ROI/redevelopment and acquisition capital expenditures and approximately $345 million to $360 million on renewal and replacement expenditures.

•

The net effect of 2014 and year-to-date 2015 acquisitions and dispositions that have already occurred or are under contract is expected to reduce full year 2015 revenues by approximately $65 million, net income (excluding gains on sale) by $8 million and Adjusted EBITDA by $25 million.

•	The relative strength in the U.S. dollar is expected to reduce the Company’s growth in revenue by approximately $45 million, net income by $5 million and Adjusted EBITDA by $25 million.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

(2)

The forecast for basic and diluted weighted average shares is adjusted for the exchange of $391 million of exchangeable debentures during the fourth quarter 2015; however there is no effect on the diluted FFO share count as the exchangeable shares have been dilutive. Weighted average share count has also been adjusted for the 3.0 million shares repurchased thus far in the fourth quarter. No further buybacks are included in the forecast above.

 HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2015 Forecasts (1)

(unaudited, in millions, except hotel statistics)

	Full Year 2015
	Low-end of range	High-end of range
Operating profit margin under GAAP (2)	11.8%	12.0%
Comparable hotel EBITDA margin (3)	27.1%	27.2%
Comparable hotel sales
Room	$3,309	$3,325
Food and beverage	1,492	1,499
Other	282	284
Comparable hotel sales (4)	5,083	5,108
Comparable hotel expenses
Rooms, food and beverage and other departmental costs	2,038	2,048
Management fees, ground rent and other costs	1,669	1,672
Comparable hotel expenses (5)	3,707	3,720
Comparable hotel EBITDA	1,376	1,388
Non-comparable hotel results, net	71	75
Depreciation and amortization	(713)	(713)
Interest expense	(236)	(236)
Provision for income taxes	(17)	(17)
Gain on sale of property and corporate level income/expense	43	42
Net income	$524	$539
___________
(1)

Forecast comparable hotel results include 97 hotels that we have assumed will be classified as comparable as of December 31, 2015. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2015. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2015 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the consolidated statements of operations. See (4) below for forecast revenues.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBTIDA divided by the comparable hotel sales per the table above.
(4)	The reconciliation of forecast total revenues to the forecast comparable hotel sales is as follows (in millions):
	Low-end of range	High-end of range
Revenues	$5,383	$5,410
Non-comparable hotel revenues	(355)	(357)
Hotel revenues for the property for which we record rental income, net	55	55
Comparable hotel sales	$5,083	$5,108

(5)	The reconciliation of forecast operating costs and expenses to the comparable hotel expenses is as follows (in millions):
	Low-end of range	High-end of range
Operating costs and expenses	$4,748	$4,759
Non-comparable hotel and other expenses	(284)	(282)
Hotel expenses for the property for which we record rental income	55	55
Depreciation and amortization	(713)	(713)
Corporate and other expenses	(99)	(99)
Comparable hotel expenses	$3,707	$3,720

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA and comparable hotel EBITDA margins are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the YVE Hotel Miami in August of 2014. The hotel will not be included in our comparable hotels until January 1, 2016. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 110 hotels that we owned on September 30, 2015, 99 have been classified as comparable hotels. The operating results of the following hotels that we owned as of September 30, 2015 are excluded from comparable hotel results for these periods:

Renovations/pro forma acquisitions: Hotels undergoing large-scale capital projects, as well as new acquisitions where comparable historical information for periods prior to our ownership is available:

•

The Camby Hotel (previously The Ritz-Carlton, Phoenix), removed in the third quarter of 2015 (business disruption due to rebranding, including closure of the hotel in July 2015 for extensive renovation work);

•

Sheraton Santiago Hotel & Convention Center and San Cristobal Tower, Santiago, removed in the second quarter of 2015 (business interruption due to extensive guestroom renovation and reconfiguration, which requires temporary closure of a significant portion of the guestrooms);

•

The Logan (previously the Four Seasons Philadelphia), removed in the first quarter of 2015 (business interruption due to rebranding, including closure of the hotel in order to expedite renovation efforts);

•

Houston Airport Marriott at George Bush Intercontinental, removed in the first quarter of 2015 (business interruption due to complete repositioning of the hotel, including guest room renovations and the closure of two restaurants to create a new food and beverage outlet and lobby experience);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and new exhibit hall);

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	The Phoenician (acquired in June 2015);
•	YVE Hotel Miami (acquired as the b2 miami downtown hotel in August 2014); and
•	Axiom Hotel (acquired as the Powell Hotel in January 2014).

Development: Hotels that were under development:

•	Novotel Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014); and
•	ibis Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014).

The operating results of ten hotels disposed of in 2015 and 2014 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 10 and 11.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the three hotels acquired in 2015 and 2014 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming they were owned as of January 1, 2014 and based on actual results obtained from the managers for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on both market and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Boston – Greater Boston Metropolitan area;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs;
•	Atlanta – Atlanta Metropolitan area;
•	Florida – All Florida locations;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Houston – Houston Metropolitan area;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	Seattle – Seattle Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	San Diego – San Diego Metropolitan area;
•	Hawaii – All Hawaii locations; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Missouri, Ohio, Pennsylvania, Tennessee and Texas.

International

•	Asia-Pacific – Australia and New Zealand;
•	Canada – Toronto and Calgary; and
•	Latin America – Brazil, Chile and Mexico.

Our property types consist of the following:

•	Urban – Hotels located in primary business districts of major cities;
•	Suburban – Hotels located in office parks or smaller secondary markets;
•	Resort – Hotels located in resort destinations such as Arizona, Florida, Hawaii and Southern California; and
•	Airport – Hotels located at or near airports.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in the first quarter of 2013, management excluded the $11 million gain from the eminent domain claim for land adjacent to the Atlanta Marriott Perimeter Center for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business, which is consistent with the definition of Adjusted FFO that we adopted effective January 1, 2011. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in the first quarter of 2013, management excluded the $11 million gain from the eminent domain claim for land adjacent to the Atlanta Marriott Perimeter Center for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, EBITDA (and the related margin) and food and beverage adjusted profit (and the related margin), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.